Exhibit 99.1

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: newn@crescendo-ir.com

New Energy Systems Group Announces Plans to Produce Full Line of Backup Power Systems and Accessories for Apple’s Mobile Digital Devices

New Product Line to Launch Under the Company’s MeePower™ Brand

New York and Shenzhen – September 7, 2010 – New Energy Systems Group (NYSE Amex: NEWN) (“New Energy”), a vertically integrated original design manufacturer and distributor of lithium-ion batteries and backup power systems, today announced that its wholly owned subsidiary, Shenzhen E’Jenie Technology Development Co., Ltd. (“E’Jenie”), has been licensed to manufacture backup power systems and accessories interoperable with Apple’s mobile digital devices. The products will be sold under the new MeePower™ brand in the international marketplace.

Mr. Weihe Yu, Chairman, stated, “Although still under development and pending final certification, these newly designed devices will represent the latest in backup power technology.  When consumers see the products are certified, they can be assured they are buying a fully tested, quality product.”

Mr. Nian Chen, Chief Executive Officer, commented, “Our extensive R&D efforts are paying off. More power, greater capacity and shorter recharge times are giving New Energy’s external power sources the competitive edge in the marketplace. We have been aggressive in our efforts to build our company to world-class status and see this latest milestone as an important step in that direction.”

“Made for iPod,” “Made for iPhone,” and “Made for iPad” mean that an electronic accessory has been designed to connect specifically to iPod, iPhone, or iPad, respectively, and has been certified by the developer to meet Apple performance standards.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium-ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company’s end-user consumer products are sold under the Anytone brand in China, and New Energy has recently begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy’s end-user consumer products as well as its high-powered, lightweight lithium-ion batteries. In addition to historically strong organic growth, New Energy anticipates that it will benefit from economies of scale, broader distribution, and greater production capacity beginning in 2010. Additional information about the company is available at:
 www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The company does not assume a duty to update these forward-looking statements.

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